Exhibit 99.1

CORRECTING and REPLACING EPL Provides an Update on Drilling Operations
ST 41 Cap Rock Exploratory Well to Drill Deeper with 5 Discovery Sands Encountered to Date Successful Test in Deeper Pay Section in the 100% EPL Owned ST 46 Field

NEW ORLEANS, Aug 01, 2007 -- In the third paragraph, fourth sentence of the release dated July 31, 2007 the reference to the ST 46 field's first producing well should read "the ST 46 #4 (A-2)" (instead of "the ST41 #4 (A-2)").

The corrected release reads:

EPL provides an update on drilling operations

St 41 Cap Rock exploratory well to drill deeper with 5 discoverysands encountered to date

Successful test in deeper pay section in the 100% eplowned St 46 field

New Orleans, Lousiana, July 31, 2007... Energy Partners, Ltd. (NYSE: EPL)("EPL" or the "Company") today provided an update on exploratory activity, including results on a number of decisioned exploratory wells, the progress of exploratory wells currently drilling including the South Timbalier ("ST") 41 #B-3 Cap Rock well, and the successful testing of a deeper pay sand at ST 46.

The Company currently has an exploratory well, the #B-3 Cap Rock prospect, underway on the Shelf in the ST 41 field. This moderate risk, high potential well has reached 16,374 feet and has encountered the upper-portion of the intended objectives, discovering 70 feet of high quality oil and natural gas pay in five sands. The well is currently being sidetracked to take points updip to the sands discovered for optimal reserve recovery. Encouraged by the well results to date, sidetrack plans include taking the well deeper to test additional prospective sands below the lowest pay sand encountered to date. EPL is the operator with a 60% working interest, and W&T Offshore Inc (NYSE:WTI) holds the remaining 40% working interest.

The Company also announced it has successfully production tested the first of four deeper pay sands encountered earlier this year in the ST 46 #3 (A-1) well. Based on this preliminary test information, the Company is evaluating an additional well to test even deeper objective sands below the productive sands encountered in this well. The #3 (A-1) well is currently flowing to sales at a gross rate of approximately 7 million cubic feet per day (Mmcf/d) with 120 barrels of associated liquids. As previously announced, the Company initiated production in the ST 46 field area mid-May, and has ramped up the gross initial rate of the field's first producing well, the ST 46 #4 (A-2), from 25 Mmcf/d with associated liquids to approximately 37 Mmcf/d and 530 barrels of associated liquids. Total combined gross production coming from this 100% EPL interest area is approximately 44 Mmcf/d and 650 barrels of associated liquids.

Richard A. Bachmann, EPL's Chairman and Chief Executive Officer, said, "Today's announcements regarding our ST 41 and 46 fields further validate our excitement over this area where our employees have done a great job of continuing to unlock its potential. We plan to optimize the discoveries made to date and further evaluate other 100% EPL owned acreage in the area."

The Company announced a second gas discovery at Eugene Island ("EI") 312. This moderate risk, moderate potential #D-2 well was drilled to a total depth of 8,380 feet and encountered a total of 50 feet of high quality natural gas pay in a single sand interval. This is the second discovery in this block, with the first discovery, the EI 312 #D-1 well, made late last year. A third exploratory well, the moderate risk, moderate potential EI 311 #D-3 well, is currently drilling. First production in this exploratory area was established with the EI 312 #D-1 well late last week, and the EI 312 #D-2 well is expected on line in the third quarter of this year. Hunt Petroleum is the operator with a 60% working interest, and EPL holds the remaining 40% working interest.

The Company further announced today that the moderate risk, high potential onshore south Louisiana well, Longhorn, located in Terrebonne Parish, reached its intended depth of 19,000 feet and was a dry hole in the objective section. While this well encountered substantial sand accumulation throughout the objective section, the sands were water bearing and the Company elected not to participate in the proposed completion of sands uphole from the objective section. The Company has also decisioned two additional moderate risk, moderate potential wells on the Shelf, one located in ST 26, called the Chimney Rock prospect, and one located in West Cameron 312. Both of these 100% EPL interest wells reached their intended objectives, and were dry holes. The Company will recognize total dry hole expense of $29 million in the second quarter of 2007 in connection with these three wells. As a result of this higher than anticipated dry hole expense, the Company has increased its exploration expense guidance, which includes dry hole costs as well as other charges, for the second quarter from $15 to $25 million to $37 to $40 million.

The Company is currently drilling four exploratory wells, including the high potential ST 41 #B-3 Cap Rock well, and three moderate potential wells, the EI 312 #D-3, the South Marsh Island 247 #1, and an onshore South Louisiana well called Tiger Bait in Terrebonne Parish. The Company plans to spud an additional four wells before year-end, including two moderate risk, high potential wells on the Shelf at EI 21 and ST 214, and one high risk, high potential onshore South Louisiana well called La Posada in Vermilion Parish.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

-- reserve and production estimates;

-- oil and natural gas prices;

-- the impact of derivative positions;

-- production expense estimates;

-- cash flow estimates;

-- future financial performance;

-- planned capital expenditures; and

-- other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953